Exhibit 10.4
                            Letter of Understanding

                             Distribution Agreement


This letter of understanding is between White Diamond Importers, with principal executive offices located at 19360 Rinaldi Street, Northridge, California 91326 and Frank-Lin Beverage Group, a California Corporation with principal executive offices located at 675 North King Road, San Jose, California.

It is agreed that Frank-Lin will distribute Brilliant Vodka (Exhibit A) exclusively in the entire state of California, as agreed to in Exhibit B of the attached agreement.

It is agreed that this understanding shall remain in full force for two years, beginning September 1, 1999 and ending August 31, 2001, and thereafter shall automatically renew for successive one year terms in accordance with either of the following provisions:

A. After this initial two-year period, sales objectives will be mutually set by both partners in order to set goals for the extension and renewal of this understanding.

B. Should no new goals be set, this agreement will renew and remain evergreen, using the previous year's sales as a benchmark for the next year's goals, barring any special sale or close out of vintages which would significantly impact sales numbers.

It is agreed that should White Diamond Importers want to terminate its understanding with Frank-Lin, they may do so with a 60-day notice. If so, White Diamond Importers must pay Frank-Lin 100% of the gross profit for each case of product sold for the previous thirty-six (36) months. The thirty-six (36) month termination agreement is in effect immediately. 100% gross profit defined as follows: Product cost to San Jose, minus average sell price $46.00 - $12.00 gross profit per case support.

Supplier shall provide 100% sampling on a limited basis as needed for the first 90 days, followed by a 50/50 share between supplier and distributor for the remainder of this agreement.

     It is agreed that if White Diamond Importers should terminate this understanding, they will pickup all merchandise in the Frank-Lin Warehouse, and pay an additional $1.00 handling charge per case.

     In the event that there is a dispute regarding our business relationship and understanding, it is agreed that the dispute shall be resolved by binding arbitration in San Jose, California. It is further agreed that the arbitrator shall not be a lawyer, and that the disputants shall not be represented by lawyers, but by themselves.

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                                                  Letter of Understanding Page 2

     We are fully aware of the provision of section 1282.4 of the California Code of Civil Procedures as shown below.

     1282.4 (Right in counsel)
     A party to the arbitration has the right to be represented by an attorney at any proceeding or hearing in arbitration under this title. A waiver of this right may be revoked; but if a jury revokes such waiver, the other party is entitled to a reasonable continuance for the purpose of procuring an attorney. Added Stats 1961 ch 451 2.

     We hereby, with full comprehension of our rights, agree to waive our rights to be represented by an attorney at any binding arbitration and shall not revoke such waiver.

     IN WITNESS WHEREOF, the parties to this agreement have executed it as of the date first above written.


FOR SUPPLIER:  White Diamond Importers

By  /s/ Roger Baer                  Date 9/9/99
    --------------                       ------
    Vice President Sales and Marketing

FOR DISTRIBUTOR:  Frank-Lin Beverage Group

By _____________                    Date _______

Exhibit A:  Items To Be Carried

         White Diamond Importers Products
                  Brilliant Vodka                    12/750ml
                  Brilliant Vodka                    48/100ml
                  Brilliant Vodka                    120/50ml



Exhibit B:   Location To Be Sold Exclusively

         The Entire State of California



                                      -48-